UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 21, 2026

PARK NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street,	P.O. Box 3500,	Newark,	Ohio	43058-3500
(Address of principal executive offices) (Zip Code)

(740)	349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	PRK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition

On January 26, 2026, Park National Corporation (“Park”) issued a news release (the “Financial Results News Release”) announcing financial results for the three and twelve months ended December 31, 2025. A copy of the Financial Results News Release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Non-U.S. GAAP Financial Measures
Item 7.01 of this Current Report on Form 8-K as well as the Financial Results News Release contain non-U.S. GAAP (generally accepted accounting principles in the United States or "U.S. GAAP") financial measures where management believes them to be helpful in understanding Park’s results of operations or financial position. Where non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measures, as well as the reconciliation from the comparable U.S. GAAP financial measures, can be found in the Financial Results News Release.

Items Impacting Comparability of Period Results
From time to time, revenue, expenses and/or taxes are impacted by items judged by management of Park to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their impact is believed by management of Park at that time to be infrequent or short-term in nature. Most often, these items impacting comparability of period results are due to merger and acquisition activities and revenue and expenses related to former Vision Bank loan relationships. In other cases, they may result from management's decisions associated with significant corporate actions outside of the ordinary course of business.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule, volatility alone does not result in the inclusion of an item as one impacting comparability of period results. For example, changes in the provision for credit losses (aside from those related to former Vision Bank loan relationships), gains (losses) on equity securities, net, and asset valuation adjustments, reflect ordinary banking activities and are, therefore, typically excluded from consideration as items impacting comparability of period results.

Management believes the disclosure of items impacting comparability of period results provides a better understanding of Park's performance and trends and allows management to ascertain which of such items, if any, to include or exclude from an analysis of Park's performance; i.e., within the context of determining how that performance differed from expectations, as well as how, if at all, to adjust estimates of future performance taking such items into account.

Items impacting comparability of the results of particular periods are not intended to be a complete list of items that may materially impact current or future period performance.

Non-U.S. GAAP Financial Measures
Park's management uses certain non-U.S. GAAP financial measures to evaluate Park's performance. Specifically, management reviews the return on average tangible equity, the return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income.

Management has included in the Financial Results News Release information relating to the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income for the three months ended and at December 31, 2025, September 30, 2025, and December 31, 2024 and for the twelve months ended December 31, 2025 and December 31, 2024. For the purpose of calculating the annualized return on average tangible equity, a non-U.S. GAAP financial measure, net income for each period is divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the annualized return on average tangible assets, a non-U.S. GAAP financial measure, net income for each period is divided by average tangible assets during the period. Average tangible assets equals average assets during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the tangible equity to tangible assets ratio, a non-U.S. GAAP financial measure, tangible equity is divided by tangible assets. Tangible equity equals total shareholders' equity less goodwill and other intangible assets, in each case at period end. Tangible assets equal total assets less goodwill and other intangible assets, in each case at period end. For the purpose of calculating tangible book value per common share, a non-U.S. GAAP financial measure, tangible equity is divided by the number of common shares outstanding, in each case at period end. For the purpose of calculating pre-tax, pre-provision net income, a non-U.S. GAAP financial measure, income taxes and the provision for credit losses are added back to net income, in each case during the applicable period.

Management believes that the disclosure of the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income presents additional information to the reader of the consolidated financial statements, which, when read in conjunction with the consolidated financial statements prepared in accordance with U.S. GAAP, assists in analyzing Park's operating performance, ensures comparability of operating performance from period to period, and facilitates comparisons with the performance of Park's peer financial holding companies and bank holding companies, while eliminating certain non-operational effects of acquisitions. In the Financial Results News Release, Park has provided a reconciliation of average tangible equity from average shareholders' equity, average tangible assets from average assets, tangible equity from total shareholders' equity, tangible assets from total assets, and pre-tax, pre-provision net income from net income solely for the purpose of complying with SEC Regulation G and not as an indication that the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income are substitutes for the annualized return on average equity, the annualized return on average assets, the total shareholders' equity to total assets ratio, book value per common share and net income, respectively, as determined in accordance with U.S. GAAP.

FTE (fully taxable equivalent) Financial Measures
Interest income, yields, and ratios on a FTE basis are considered non-U.S. GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a corporate federal statutory tax rate of 21 percent. In the Financial Results News Release, Park has provided a reconciliation of FTE interest income solely for the purpose of complying with SEC Regulation G and not as an indication that FTE interest income, yields and ratios are substitutes for interest income, yields and ratios, as determined in accordance with U.S. GAAP.

Item 7.01 - Regulation FD Disclosure

Financial Results

Net income for the three months ended December 31, 2025 of $42.6 million represented a $4.0 million, or 10.4%, increase compared to $38.6 million for the three months ended December 31, 2024. Pre-tax, pre-provision net income for the three months ended December 31, 2025 of $56.5 million represented a $5.3 million, or 10.3%, increase compared to $51.3 million for the three months ended December 31, 2024.

Net income for the twelve months ended December 31, 2025 of $180.1 million represented a $28.7 million, or 18.9%, increase compared to $151.4 million for the twelve months ended December 31, 2024. Pre-tax, pre-provision net income for the twelve months ended December 31, 2025 of $232.8 million represented a $33.5 million, or 16.8%, increase compared to $199.3 million for the twelve months ended December 31, 2024.

Net income for each of the three months ended December 31, 2025, September 30, 2025 and December 31, 2024 and for the twelve months ended December 31, 2025 and December 31, 2024, included several items of income and expense that impacted comparability of period results. These items are detailed in the "Financial Reconciliations" section within the Financial Results News Release.

The following discussion provides additional information regarding Park.

Overview

The following table reflects Park's net income for each quarter of 2025 and for the years ended December 31, 2025, 2024 and 2023.

(In thousands)	Q4 2025	Q3 2025	Q2 2025	Q1 2025	2025	2024	2023
Net interest income	$112,926	$111,017	$108,991	$104,377	$437,311	$398,019	$373,113
Provision for credit losses	3,849	4,030	2,853	756	11,488	14,543	2,904
Other income	31,375	30,574	32,186	25,746	119,881	122,588	92,634
Other expense	87,777	79,463	78,977	78,164	324,381	321,339	309,239
Income before income taxes	$52,675	$58,098	$59,347	$51,203	$221,323	$184,725	$153,604
Income tax expense	10,036	10,940	11,228	9,046	41,250	33,305	26,870
Net income	$42,639	$47,158	$48,119	$42,157	$180,073	$151,420	$126,734

Net interest income of $437.3 million for the twelve months ended December 31, 2025 represented a $39.3 million, or 9.9%, increase compared to $398.0 million for the twelve months ended December 31, 2024. The increase was a result of a $21.6 million increase in interest income and a $17.7 million decrease in interest expense.

The $21.6 million increase in interest income was due to a $32.7 million increase in interest income on loans, partially offset by a $11.1 million decrease in investment income. The $32.7 million increase in interest income on loans was primarily the result of a $296.9 million (or 3.89%) increase in average loans, from $7.63 billion for the twelve months ended December 31, 2024 to $7.92 billion for the twelve months ended December 31, 2025, as well as an increase in the yield on loans, which increased 19 basis points to 6.33% for the twelve months ended December 31, 2025, compared to 6.14% for the twelve months ended December 31, 2024. The $11.1 million decrease in investment income was primarily the result of a $112.2 million (or 7.69%) decrease in average investments, including money market investments, from $1.46 billion for the twelve months ended December 31, 2024 to $1.35 billion for the twelve months ended December 31, 2025. The decrease in investment income was also due to a decrease in the yield on investments, including money market investments, which decreased 50 basis points to 3.40% for the twelve months ended December 31, 2025, compared to 3.90% for the twelve months ended December 31, 2024.

The $17.7 million decrease in interest expense was due to a $12.6 million decrease in interest expense on deposits, as well as a $5.1 million decrease in interest expense on borrowings. The decrease in interest expense on deposits was the result of a decrease in the cost of deposits of 26 basis points, from 1.97% for the twelve months ended December 31, 2024 to 1.71% for the twelve months ended December 31, 2025. This decrease was partially offset by a $137.2 million (or 2.41%) increase in average on-balance sheet interest bearing deposits from $5.70 billion for the twelve months ended December 31, 2024, to $5.83 billion for the twelve months ended December 31, 2025. The increase in on-balance sheet interest bearing deposits was due to increases in savings accounts and time deposits, which were partially offset by decreases in transaction accounts and brokered and bid CD deposits. The decrease in interest expense on borrowings was the result of a decrease in the cost of borrowings of 48 basis points, from 4.05% for the twelve months ended December 31, 2024 to 3.57% for the twelve months ended December 31, 2025 as well as a $101.6 million (or 32.77%) decrease in average borrowings from $310.0 million for the twelve months ended December 31, 2024, to $208.4 million for the twelve months ended December 31, 2025. The balance of average borrowings was impacted by the redemption of subordinated debt. On September 1, 2025, $175.0 million of subordinated debt was repaid, followed by an additional repayment of $15.0 million of subordinated debt on September 30, 2025.

The provision for credit losses of $11.5 million for the twelve months ended December 31, 2025 represented a decrease of $3.1 million, compared to $14.5 million for the twelve months ended December 31, 2024. Refer to the “Credit Metrics and Provision for Credit Losses” section for additional details regarding the level of the provision for credit losses recognized in each period presented.

The table below reflects Park's total other income for the twelve months ended December 31, 2025 and 2024.

(Dollars in thousands)	2025	2024	$ change	% change
Other income:
Income from fiduciary activities	$45,770	$42,489	$3,281	7.7%
Service charges on deposit accounts	10,051	9,001	1,050	11.7%
Other service income	14,482	11,743	2,739	23.3%
Debit card fee income	25,793	25,873	(80)	(0.3)%
Bank owned life insurance income	6,610	7,770	(1,160)	(14.9)%
ATM fees	1,406	1,840	(434)	(23.6)%
Pension settlement gain	—	6,148	(6,148)	N.M.
Loss on sale of debt securities, net	(2,250)	(526)	(1,724)	N.M.
Gain on equity securities, net	4,664	3,080	1,584	51.4%
Other components of net periodic benefit income	9,376	9,263	113	1.2%
Miscellaneous	3,979	5,907	(1,928)	(32.6)%
Total other income	$119,881	$122,588	$(2,707)	(2.2)%

Other income of $119.9 million for the twelve months ended December 31, 2025 represented a decrease of $2.7 million, or 2.2%, compared to $122.6 million for the twelve months ended December 31, 2024. The $3.3 million increase in income from fiduciary activities was largely due to a 5.7% increase in the average market value of assets under management. The $1.1 million increase in service charges on deposits was largely due to an increase in maintenance fees on deposits. The $2.7 million increase in other service income was mainly due to an increase in mortgage and commercial related other service income. The $1.2 million decrease in bank owned life insurance income was primarily related to a decrease in death benefits received during the twelve months ended December 31, 2025. The change in pension settlement gain was due to a $6.1 million pension settlement gain during the twelve months ended December 31, 2024, which was related to a combination of lump sum payouts as well as the purchase of a nonparticipating annuity contract which will provide ongoing benefits to vested and retired participants. There was no pension settlement gain during the twelve months ended December 31, 2025. The change in loss on sale of debt securities, net was due to net losses on the sale of debt securities of $526,000 recorded during the twelve months ended December 31, 2024 compared to $2.3 million net losses on the sale of debt securities during the twelve months ended December 31, 2025. The change in gain on equity securities, net was mostly due to increases in both the net gain on equity securities carried at fair value and the net gain on capital investments during the twelve months ended December 31, 2025 compared to the same period of 2024. The decrease in miscellaneous income was primarily due to a decrease in net gains on the sale and disposal of assets, largely due to the impact of strategic initiatives, and an increase in loss on sale of repossessed assets.

The table below reflects Park's total other expense for the twelve months ended December 31, 2025 and 2024.

(Dollars in thousands)	2025	2024	$ change	% change
Other expense:
Salaries	$152,735	$147,311	$5,424	3.7%
Employee benefits	40,362	41,724	(1,362)	(3.3)%
Occupancy expense	13,379	12,816	563	4.4%
Furniture and equipment expense	8,761	9,983	(1,222)	(12.2)%
Data processing fees	45,269	40,564	4,705	11.6%
Professional fees and services	31,452	31,146	306	1.0%
Marketing	6,074	6,318	(244)	(3.9)%
Insurance	6,355	6,735	(380)	(5.6)%
Communication	4,519	4,097	422	10.3%
State tax expense	4,899	4,500	399	8.9%
Amortization of intangible assets	1,042	1,215	(173)	(14.2)%
Foundation contributions	1,000	2,000	(1,000)	(50.0)%
Miscellaneous	8,534	12,930	(4,396)	(34.0)%
Total other expense	$324,381	$321,339	$3,042	0.9%

Total other expense of $324.4 million for the twelve months ended December 31, 2025 represented an increase of $3.0 million compared to $321.3 million for the twelve months ended December 31, 2024. The increase in salaries expense was primarily related to increases in base salary expense, incentive compensation expense and share-based compensation expense. The decrease in employee benefit expense was primarily due to a decrease in group insurance expense and retirement related expense, partially offset by an increase in payroll tax related expense. The decrease in furniture and equipment expense was primarily due to a decrease in depreciation expense. The increase in data processing fees was mainly related to an increase in software related expenses, partially offset by a decrease in ATM and debit card processing expense. The decrease in miscellaneous expense is primarily due to a decrease in expense for the allowance for unfunded credit losses and other non-loan related losses as well as a decrease in other miscellaneous expenses.

The table below provides certain balance sheet information and financial ratios for Park as of or for the year ended December 31, 2025 and 2024.

(Dollars in thousands)	December 31, 2025	December 31, 2024	% change from 12/31/24
Loans	8,051,242	7,817,128	2.99%
Allowance for credit losses	92,973	87,966	5.69%
Net loans	7,958,269	7,729,162	2.96%
Investment securities	802,142	1,100,861	(27.14)%
Total assets	9,805,013	9,805,350	—%
Total deposits	8,243,713	8,143,526	1.23%
Average assets (1)	10,107,816	9,901,264	2.09%
Efficiency ratio (2)	57.94%	61.44%	(5.70)%
Return on average assets	1.78%	1.53%	16.34%
(1) Average assets for each of the years ended December 31, 2025 and 2024.
(2) Efficiency ratio is calculated by dividing total other expense by the sum of fully taxable equivalent net interest income and other income. Fully taxable equivalent net interest income includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate. The taxable equivalent adjustments were $2.7 million and $2.4 million, respectively, for the years ended December 31, 2024, respectively.

Loans

Loans outstanding at December 31, 2025 were $8.05 billion, compared to (i) $7.82 billion at December 31, 2024, an increase of $234.1 million. The table below breaks out the change in loans outstanding, by loan type.

(Dollars in thousands)	December 31, 2025	December 31, 2024	$ change from 12/31/24	% change from 12/31/24
Home equity	$241,478	$203,927	$37,551	18.4%
Installment	1,843,494	1,927,168	(83,674)	(4.3)%
Real estate	1,482,728	1,452,833	29,895	2.1%
Commercial	4,481,519	4,230,399	251,120	5.9%
Other	2,023	2,801	(778)	(27.8)%
Total loans	$8,051,242	$7,817,128	$234,114	3.0%

Park's allowance for credit losses was $93.0 million at December 31, 2025, compared to $88.0 million at December 31, 2024, an increase of $5.0 million, or 5.7%. Refer to the “Credit Metrics and Provision for Credit Losses” section for additional information regarding Park's loan portfolio and the level of provision for credit losses recognized in each period presented.

Deposits

Total deposits at December 31, 2025 were $8.24 billion, compared to (i) $8.33 billion at September 30, 2025, a decrease of $86.2 million and (ii) $8.14 billion at December 31, 2024, an increase of $100.2 million. Total deposits including off balance sheet deposits at December 31, 2025 were $8.35 billion, compared to (i) $8.48 billion at September 30, 2025, a decrease of $131.8 million and (ii) $8.26 billion at December 31, 2024, an increase of $90.3 million.

(Dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	$ change from 09/30/25	% change from 09/30/25	$ change from 12/31/24	% change from 12/31/24
Non-interest bearing deposits	$2,656,093	$2,601,666	$2,612,708	$54,427	2.1%	$43,385	1.7%
Transaction accounts	2,032,497	2,141,681	1,939,755	(109,184)	(5.1)%	92,742	4.8%
Savings	2,765,171	2,793,163	2,679,280	(27,992)	(1.0)%	85,891	3.2%
Certificates of deposit	772,952	773,514	735,297	(562)	(0.1)%	37,655	5.1%
Brokered and bid CD deposits	17,000	19,900	176,486	(2,900)	(14.6)%	(159,486)	(90.4)%
Total deposits	$8,243,713	$8,329,924	$8,143,526	$(86,211)	(1.0)%	$100,187	1.2%
Off balance sheet deposits	$105,265	$150,823	$115,186	(45,558)	(30.2)%	(9,921)	(8.6)%
Total deposits including off balance sheet deposits	$8,348,978	$8,480,747	$8,258,712	(131,769)	(1.6)%	90,266	1.1%

In order to manage the impact of deposit growth on its balance sheet, Park utilizes a program where certain deposit balances are transferred off balance sheet while maintaining the customer relationship. Park is able to increase or decrease the amount of deposit balances transferred off balance sheet based on its balance sheet management strategies and liquidity needs.

The table below breaks out the change in deposit balances, including off balance sheet deposits, by deposit type, for Park.

(Dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	$ change from 09/30/25	% change from 09/30/25	$ change from 12/31/24	% change from 12/31/24
Retail deposits	$4,081,871	$3,963,727	$4,035,351	$118,144	3.0%	$46,520	1.2%
Commercial deposits	4,144,842	4,346,297	3,931,689	(201,455)	(4.6)%	$213,153	5.4%
Brokered and bid CD deposits	17,000	19,900	176,486	(2,900)	(14.6)%	$(159,486)	(90.4)%
Total deposits	$8,243,713	$8,329,924	$8,143,526	$(86,211)	(1.0)%	$100,187	1.2%
Off balance sheet deposits	105,265	150,823	115,186	$(45,558)	(30.2)%	$(9,921)	(8.6)%
Total deposits including off balance sheet deposits	$8,348,978	$8,480,747	$8,258,712	$(131,769)	(1.6)%	$90,266	1.1%
Total deposits including off balance sheet deposits excluding Brokered and bid CD deposits	$8,331,978	$8,460,847	$8,082,226	$(128,869)	(1.5)%	$249,752	3.1%

Noninterest bearing deposits to total deposits	32.2%	31.2%	32.1%

During the year ended December 31, 2025, total deposits including off balance sheet deposits increased by $90.3 million, or 1.1%. This increase consisted of a $213.2 million increase in total commercial deposits and a $46.5 million increase in retail deposits, partially offset by a $159.5 million decrease in brokered and bid CD deposits and a $9.9 million decrease in off balance sheet deposits. The majority of off balance sheet deposits are commercial and thus impact the change in commercial deposits as the deposits are moved on or off the balance sheet.

Included in the total commercial deposits and off balance sheet deposits shown in the previous tables are public fund deposits. These balances fluctuate based on seasonality and the cycle of collection and remittance of tax funds. Public funds are also included in Bid Ohio CDs. The following table details the change in public funds held on and off Park's balance sheet.

(Dollars in thousands)	December 31, 2025	September 30, 2025	December 31, 2024	$ change from 09/30/25	% change from 09/30/25	$ change from 12/31/24	% change from 12/31/24
Public funds included in commercial deposits	$1,320,070	$1,499,941	$1,278,325	$(179,871)	(12.0)%	$41,745	3.3%
Bid Ohio CDs	17,000	19,900	76,497	$(2,900)	(14.6)%	$(59,497)	(77.8)%
Total public fund deposits	$1,337,070	$1,519,841	$1,354,822	$(182,771)	(12.0)%	$(17,752)	(1.3)%

Cost of public fund deposits	1.94%	1.97%	2.36%
Cost of total interest bearing deposits	1.71%	1.74%	1.97%

As of December 31, 2025, Park had approximately $1.5 billion of uninsured deposits, which was 18.5% of total deposits. Uninsured deposits of $1.5 billion included $382.6 million of deposits that were over $250,000, but were fully collateralized by Park's investment securities portfolio.

Credit Metrics and Provision for Credit Losses

Park reported a provision for credit losses for the year ended December 31, 2025 of $11.5 million, compared to $14.5 million for the year ended December 31, 2024. Net charge-offs were $6.5 million, or 0.08%, of total average loans, for the year ended December 31, 2025, compared to $10.3 million, or 0.14%, of total average loans, for the year ended December 31, 2024.

The table below provides additional information related to Park's allowance for credit losses as of December 31, 2025 and December 31, 2024.

(Dollars in thousands)	12/31/2025	12/31/2024
Total allowance for credit losses	$92,973	$87,966
Allowance on accruing purchased credit deteriorated ("PCD") loans	—	—
Specific reserves on individually evaluated loans - accrual	—	—
Specific reserves on individually evaluated loans - nonaccrual	739	1,299
General reserves on collectively evaluated loans	$92,234	$86,667

Total loans	$8,051,242	$7,817,128
Accruing PCD loans	1,990	2,174
Individually evaluated loans - accrual	18,365	15,290
Individually evaluated loans - nonaccrual	46,924	53,149
Collectively evaluated loans	$7,983,963	$7,746,515

Total allowance for credit losses as a % of total loans	1.15%	1.13%

General reserve as a % of collectively evaluated loans	1.16%	1.12%

The total allowance for credit losses of $93.0 million at December 31, 2025 represented a $5.0 million, or 5.7%, increase compared to $88.0 million at December 31, 2024. The increase was due to a $5.6 million increase in general reserves and a $560,000 decrease in specific reserves.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

Risks and uncertainties that could cause actual results to differ include, without limitation: (1) the ability to execute our business plan successfully and manage strategic initiatives; (2) the impact of current and future economic and financial market conditions, including unemployment rates, inflation, interest rates, supply-demand imbalances, and geopolitical matters; (3) factors impacting the performance of our loan portfolio, including real estate values, financial health of borrowers, and loan concentrations; (4) the effects of monetary and fiscal policies, including interest rates, money supply, and inflation; (5) changes in federal, state, or local tax laws; (6) the impact of changes in governmental policy and regulatory requirements on our operations; (7) changes in consumer spending, borrowing, and saving habits; (8) changes in the performance and creditworthiness of customers, suppliers, and counterparties; (9) increased credit risk and higher credit losses due to loan concentrations; (10) volatility in mortgage banking income due to interest rates and demand; (11) adequacy of our internal controls and risk management programs; (12) competitive pressures among financial services organizations; (13) uncertainty regarding changes in banking regulations and other regulatory requirements; (14) our ability to meet heightened supervisory requirements and expectations; (15) the impact of changes in accounting policies and practices on our financial condition; (16) the reliability and accuracy of assumptions and estimates used in applying critical accounting estimates; (17) the potential for higher future credit losses due to changes in economic assumptions; (18) the ability to anticipate and respond to technological changes and our reliance on third-party vendors; (19) operational issues related to and capital spending necessitated by the implementation of information technology systems on which we are highly dependent; (20) the ability to secure confidential information and deliver products and services through computer systems and telecommunications networks; (21) the impact of security breaches or failures in operational systems; (22) the impact of geopolitical instability and trade policies on our operations including the imposition of tariffs and retaliatory tariffs; (23) the impact of changes in credit ratings of government debt and financial stability of sovereign governments; (24) the effect of stock market price fluctuations on our asset and wealth management businesses; (25) litigation and regulatory compliance exposure; (26) availability of earnings and excess capital for dividend declarations; (27) the impact of fraud, scams, and schemes on our business; (28) the impact of natural disasters, pandemics, and other emergencies on our operations; (29) potential deterioration of the economy due to financial, political, or other shocks; (30) impact of healthcare laws and potential changes on our costs and operations; (31) the ability to grow deposits and maintain adequate deposit levels, including by mitigating the effect of unexpected deposit outflows on our financial condition; (32) the ability to integrate the operations of First Citizens Bancshares, Inc. into those of Park and the effects of the merger on Park’s future financial condition, results of operations, strategy and plans; and (33) other risk factors related to the banking industry.

Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 - Other Events

Declaration of Cash Dividend

As reported in the Financial Results News Release, on January 26, 2026, the Park Board declared a $1.10 per common share quarterly cash dividend in respect of Park's common shares. The cash dividend is payable on March 10, 2026 to common shareholders of record as of the close of business on February 20, 2026. A copy of the Financial Results News Release is included as Exhibit 99.1 and the portion thereof addressing the declaration of the quarterly cash dividend by the Park Board is incorporated by reference herein.

Merger and Acquisition
As previously announced, on October 27, 2025, Park entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Citizens Bancshares, Inc. (“First Citizens”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, First Citizens would merge with and into Park (the “Merger”), with Park continuing as the surviving corporation in the Merger. Immediately following the Merger, Park will cause First Citizens' wholly owned banking subsidiary, First Citizens National Bank, a national banking association (“First Citizens National Bank”), to merge with and into Park's wholly owned banking subsidiary, The Park National Bank, a national banking association (“Park National Bank”) (the “Bank Merger”), with Park National Bank continuing as the surviving bank in the Bank Merger.

The shareholders of First Citizens' approved and adopted the Merger Agreement at a special meeting of First Citizens' shareholders held on January 21, 2026. Previously, the Office of the Comptroller of the Currency approved the Bank Merger and the Federal Reserve Bank of Cleveland approved Park's request of waiver. The Merger and Bank Merger are currently expected to be completed on February 1, 2026, subject to the satisfaction of customary closing conditions set forth in the Merger Agreement.

Item 9.01 - Financial Statements and Exhibits.

(a)Not applicable

(b)Not applicable

(c)Not applicable

(d)Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.        Description

99.1    News Release issued by Park National Corporation on January 26, 2026 addressing financial results for the three months and twelve months ended December 31, 2025 and declaration of quarterly cash dividend

104    Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: January 26, 2026	By:	/s/ Brady T. Burt
Brady T. Burt
Chief Financial Officer, Secretary and Treasurer